UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2017
The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27101 Puerta Real, Suite 450, Mission Viejo, CA		92691

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (949) 487-9500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On February 8, 2017 The Ensign Group, Inc. (the Company) issued a press release reporting the financial results of the Company for its fourth quarter ended December 31, 2016. A copy of the press release is attached to this Current Report as Exhibit 99.1.
The press release includes “non-GAAP financial measures.” Specifically, the press release refers to EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are supplemental non-GAAP financial measures. Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes and (c) depreciation and amortization. EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization and (d) rent-cost of services. Adjusted EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) costs incurred for operations currently being constructed and other start-up operations, excluding depreciation, interest and income taxes, (e) results of a single closed operation and a facility not at full operation, excluding depreciation, interest and income taxes, (f) share-based compensation expense, (g) costs incurred related to new systems implementation, (h) breakup fee, net of costs, received in connection with a public auction in which we were the priority bidder, (i) professional service fees include costs incurred to recognize income tax credits which contributed to a decrease in effective tax rate, (j) costs incurred to acquire operations which are not capitalized, (k) insurance reserves in connection with legal settlements, (l) gain on sale of urgent care centers and (m)operating results at urgent care centers, excluding depreciation, interest and income taxes. Adjusted EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) costs incurred for facilities currently being constructed and other start-up operations, excluding rent, depreciation, interest and income taxes, (f) results of a single closed operation and a facility not at full operation, excluding rent, depreciation, interest and income taxes, (g) share-based compensation expense, (h) costs incurred related to new systems implementation, (i) break-up fee, net of costs, received in connection with a public auction in which we were the priority bidder , (j) professional service fees include costs incurred to recognize income tax credits which contributed to a decrease in effective tax rate, (k) costs incurred to acquire operations which are not capitalized, (l) insurance reserves in connection with legal settlements, (m) gain on sale of urgent care centers and (n) operating results at urgent care centers, excluding depreciation, interest and income taxes. The company believes that the presentation of EBITDA, EBITDAR, adjusted EBITDA, adjusted EBITDAR, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. The company believes disclosure of adjusted net income per share, EBITDA, EBITDAR, adjusted EBITDA and adjusted EBITDAR has economic substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign's website at http://www.ensigngroup.net.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company dated February 8, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2017	THE ENSIGN GROUP, INC.
	By:	/s/ Suzanne D. Snapper
Suzanne D. Snapper
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated February 8, 2017